UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2007

CHINA HOUSING & LAND DEVELOPMENT INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51429	20-1334845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Youyi Dong Lu, Han Yuan 4 Lou
Xi'An, Shaanxi Province
China 710054
(Address of principal executive offices) (zip code)

86-029-82582632
(Registrant's telephone number, including area code)

Copies to:
Mr. Howard H. Jiang
c/o Baker & McKenzie LLP
1114 Avenue of the Americas, New York, NY 10036
Tel. 212 891 3982

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of die following provisions (see General Instruction A2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

|_| Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CPR240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the, Exchange Act (17 CFR240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On March 9, 2007, the Registrant entered into a Shares Transfer Agreement with the shareholders of Xi'an New Land Development Co., Ltd. ("New Land"), pursuant to which the Registrant has acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, payable within 20 days after the signing of the Shares Transfer Agreement, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, payable within 30 days after the Registrant has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.

Item 9.01    Financial Statements And Exhibits

(d)	Exhibits.

The following exhibit is hereby filed as part of this Current Report on Form 8-K:

99.1   Form of the Shares Transfer Agreement, dated March 9, 2007, by and among China Housing & Land Development Inc. and certain shareholders of Xi'an New Land Development Co., Ltd.

99.2   Press release dated March 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2007	CHINA HOUSING & LAND DEVELOPMENT INC. By: /s/ Lu Pingji Name: Lu Pingji Title: Chairman & Chief Executive Officer